Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript

DRE - Q2 2011 Duke Realty Corp Earnings Conference Call

Event Date/Time: Jul 28, 2011 / 07:00PM GMT

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FINAL TRANSCRIPT
Jul 28, 2011 / 07:00PM GMT, DRE - Q2 2011 Duke Realty Corp Earnings Conference Call

CORPORATE PARTICIPANTS

Christie Kelly

Duke Realty Corp - EVP and CFO

Denny Oklak

Duke Realty Corp - Chairman and CEO

CONFERENCE CALL PARTICIPANTS

Jamie Feldman

BofA Merrill Lynch - Analyst

Ki Bin Kim

Macquarie Research Equities - Analyst

Josh Attie

Citigroup - Analyst

Steven Frankel

Green Street Advisors - Analyst

Sloan Bohlen

Goldman Sachs - Analyst

Ross Nussbaum

UBS - Analyst

Vincent Chao

Deutsche Bank - Analyst

Mike Carroll

RBC Capital Markets - Analyst

Brendan Maiorana

Wells Fargo Securities - Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by and welcome to the Duke Realty quarterly earnings conference call. At this time, all lines are in a listen-only mode. Later we’ll conduct a question and answer session and instructions will be given at that time.

(Operator Instructions)

As a reminder, today’s conference is being recorded. I would now like to turn the conference over to your host, Executive Vice President and Chief Financial Officer, Christie Kelly. Please go ahead.

Christie Kelly - Duke Realty Corp - EVP and CFO

Thank you. Good afternoon, everyone, and welcome to our second quarter earnings call. Joining me today are Denny Oklak, Chairman Chief Executive Officer, and Mark Denien, Chief Accounting Officer. Before we make our prepared remarks, let me remind you that the statements we make today are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. For more information about those risk factors, we would refer you to our December 31, 2010 10-K that we have on file with the SEC, and now, for our prepared statement, I’ll turn it over to Denny Oklak.

Denny Oklak - Duke Realty Corp - Chairman and CEO

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Jul 28, 2011 / 07:00PM GMT, DRE - Q2 2011 Duke Realty Corp Earnings Conference Call

Thank you, Christie. Good afternoon, everyone. Today, I will highlight some of our key accomplishments during the quarter in both our asset and operational strategies. Christie will then address our second quarter financial performance and progress on our capital strategy. We finished this quarter with a solid month in June, making it an excellent operational quarter overall. The performance was primarily driven by strong leasing activity across several markets, particularly on the bulk industrial side. The completion of Premier portfolio acquisition in South Florida and our office joint venture transaction with CBRE Realty Trust near the end of the first quarter provide significant momentum for us on our asset repositioning strategy.

While the second quarter was a little slower on the acquisition and disposition front, I’m pleased with our continued progress on repositioning in the second quarter. From a macroeconomic perspective, most of the news continues to be somewhat negative. Job growth is slowing, GDP growth is below earlier projections, and uncertainty continues in many areas. These factors are affecting our business, but there’s also some positive news. Net absorption was again positive for the industrial sector nationally during the second quarter. Vacancies continued to decline in most markets across the country. New development starts remain at historic lows, but there is some talk of limited new development occurring later this year. Overall, the sector continues to improve and the trend for the rest of the year appears positive. The office business continued to be challenging, but there are also some positive signs. Overall, our rents are holding or beginning to improve slightly, as indicated by our positive rent spreads this quarter. We are seeing more customers being active, but this is still going to be a slow haul for the suburban office recovery in most markets.

From a Duke Realty perspective, I’m very pleased to report that we were actually able to improve many of our key operating metrics during the quarter. Total portfolio occupancy increased to 89.3%, which was our highest level since early 2005. Our in-service occupancy of 89.2% is the highest since 2007. As I noted on our last couple of calls, we were aware of a few large terminations in our industrial portfolio in the first half of the year. Many of these expirations occurred during the second quarter, but new activity was solid, as we signed over 4.6 million square feet of new leases this quarter. In total, we signed over 8.1 million square feet of leases, including renewals, which is our best quarter of total leasing activity ever if you exclude leasing and new development projects.

We renewed 61% of our leases during the quarter. This tenant retention rate was low by our normal standards, but as I mentioned, many of these spaces were backfilled with new tenants and overall, we had an occupancy increase. We experienced a 1.6% roll down in net effective rents overall, with most of the roll down coming in the industrial renewals. Keep in mind that many of these leases that are rolling now were signed at the peak of the market in 2006 and 2007. We expect rent spreads to continue to be challenging for the rest of the year, but we believe we will see traction in rates in the industrial side as vacancy rates continued to decline. We also achieved positive same-property NOI for the 3 and 12 months ended June 30 of 0.5%, and 1.5% respectively. These positive results were driven by increases in occupancy and the burn-off of some free rent.

Now, let me touch on some of the key activity within each product type for the quarter. As I noted, industrial seems to be picking up across most markets. This seems to be especially true of larger modern big-box spaces, which bodes well for us. This was evident in the fact that we completed over 4 million square feet of new industrial leases. We were able to increase our industrial portfolio occupancy to 90.6% as of June 30. Some of our larger deals this quarter included a 405,000 square foot lease in Atlanta to substantially backfill a portion of another tenant that expired this quarter, a 551,000 square foot lease in Chicago to take an entire building that had been occupied by another tenant on a month-to-month basis, a 263,000 square foot lease with a tenant in Dallas in our Point West VI building and 2 long-term leases in St. Louis totaling 238,000 square feet.

The office leasing environment remains slow as we expected. Office leasing also lags industrial and we continue to believe we will not see a noticeable improvement until we see a greater broad-based job growth. We were able to maintain our office occupancy at 85.4%. We were also able to renew 84% of our office leases and actually achieved a positive growth in net effective rents. Along the several key renewals that we signed, some of our larger new office leases included an 80,000 square foot expansion for a tenant in Cincinnati, a 30,000 square foot lease with the GSA in Cleveland, and a 34,000 square foot lease in the 3630 Peachtree project in Atlanta, which is now 45% leased. On the medical/office front, leasing activity and development opportunities continued to gain traction. Our medical office portfolio occupancy increased to 85.9% as of June 30, and we expect to start several new development projects yet this year. I’m pleased to report that leasing momentum is continuing into the third quarter. In July, we signed a 450,000 square foot bulk industrial lease in Nashville. This space had been vacant for some time and takes our Nashville occupancy to over 95%.

I’ll now I’ll cover progress on our asset strategy. From an acquisition perspective, pricing on most deals that we have pursued has been aggressive, as cap rates for high quality industrial assets remain low. We have continued to stay true to our strategy and to remain patient and disciplined with regard to acquisitions. Our sense is that industrial cap rates are bottoming in the 6% to 6.5% range in most major distribution markets, and even slightly lower than that in a few. We acquired over $116 million of properties during the second quarter, almost all of which were Class A bulk

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Jul 28, 2011 / 07:00PM GMT, DRE - Q2 2011 Duke Realty Corp Earnings Conference Call

industrial buildings in key distribution markets. These acquisitions included the final 3 industrial buildings from the premier acquisition in South Florida.

We also acquired a 323,000 square foot industrial building located in suburban Los Angeles that is 100% leased to a single tenant. This building represents our first operating asset in the Southern California market. As you know, cap rates are low in Southern California and our pricing on this asset was in the low 5% range, but this is really a great asset. The property is fully leased to a single tenant. It is located in the South Bay submarket, only 12 miles from the port, and is 1 of only 7 buildings over 300,000 square feet in this submarket. The occupancy in all of these buildings is 100% and it’s over 95% in the entire submarket. We also acquired two, partially leased new but distressed bulk assets, one in Phoenix and one in Savannah. We’re optimistic about our chances to lease the remaining portion of these buildings quickly, as positive net absorption has been strong in Phoenix, and the port of Savannah is operating at record levels. These acquisitions further our repositioning strategy.

Compared to the last few quarters, our disposition activity this quarter was a little light. We generated $58 million of proceeds from the disposition of 6 properties. We are seeing stronger demand for our dispositions as the financing markets improve and we continue to have confidence in our ability to continue the reduction of our suburban office investments. On the new development front, activity remains somewhat slow. We’ve had a number of discussions occurring on bulk industrial build-to-suit opportunities and on-campus MOBs, but these projects are taking a long time to negotiate and commence, as our customers navigate the economic and legislative uncertainties. As we’ve previously noted, we are not really looking at speculative development, but there are a couple markets where we believe there will be some speculative starts in the second half of the year on the bulk industrial side. These include some submarkets in Southern California and in Houston. The real question on new spec development today is going to be what are the projected yields based on the depressed market rental rates? So overall, we’re very pleased with our second quarter, and now I’ll turn it — the call over to Christie.

Christie Kelly - Duke Realty Corp - EVP and CFO

Thanks, Denny. And good afternoon, everyone. As Denny mentioned, I would like to provide an update on our second quarter financial performance and progress on our capital strategy. I’m pleased to report that our second quarter 2011 core FFO was $0.29 per share, $0.01 per share above the first quarter. Our core earnings from rental operations remains stable, even as we continue repositioning our asset mix. The strong leasing activity that Denny touched on earlier is a key driver of the current stability in future growth in our core earnings from rental operations. Our service operations continue to produce strong results, driven in large part from the progress on the BRAC project in Washington, DC, which is moving to completion later this year. We also have a strong backlog of projects for the service operations business, a few of which just got started this quarter. We continue to focus on our overall operating results and the capital expenditures necessary to grow our business.

For the quarter, our AFFO per share was $0.22, which translates into a conservative payout ratio of 77%, and our year to date payout ratio is slightly below 83%. On the capital transactions side, we continue to have success matching our disposition proceeds with our capital needs for acquisitions and development. As I have said before, our strategy is to use our line of credit for only short-term needs and only in limited amounts. I’m pleased to say that we have a $0 balance on our line of credit as of June 30, and a cash balance of $118 million. We continue to look at acquisitions, development, and capital opportunities to reinvest this cash. As I’m sure you saw, on July 18, we redeemed the remaining amount of our Series N Preferred Shares that had a coupon of 7.25% for $109 million. This transaction will have a positive effect on FFO and on our capital strategy metrics.

Our debt maturities for the remainder of 2011 is a very manageable $312 million. We will fund these maturities through the use of proceeds from asset sales or refinancing with unsecured bonds. We continue to stay focused on maintaining and improving our balance sheet, our fixed charged coverage ratio has improved to 1.82 times from 1.79 times at year-end 2010. Net debt to EBITDA improved to 6.67 times from 7.31 times at year end, while debt to gross assets remained at 46%. I’m also pleased to report that this week Moody’s Investors Service reaffirmed our Baa2 rating and improved our outlook to stable. This is a strong reflection of the progress we have made on our capital strategy. We’ll have additional opportunities to improve our balance sheet as we continue to execute on our operating and asset strategies. And with that, I’ll turn it back over to Denny.

Denny Oklak - Duke Realty Corp - Chairman and CEO

Thanks, Christie. As I mentioned in my opening remarks, there’s still a tremendous amount of uncertainty in this economy. While there was a slowdown across many of the drivers of real estate demand during the first half of the year, our portfolio held up nicely and we even increased occupancy and produced solid operating results. We are pleased with the result so far for 2011 and are optimistic about the remainder of the year. We continue to produce positive results in all 3 components of our strategy — operations, asset, and capital. We remain discipline on our approach and are progressing nicely and on schedule to ultimately reposition our portfolio to 60% bulk industrial, 25% suburban office, and 15% medical

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Jul 28, 2011 / 07:00PM GMT, DRE - Q2 2011 Duke Realty Corp Earnings Conference Call

office. We have the balance sheet to be able to quickly react to opportunities and will continue to strengthen it over time. Finally, with the solid first 6 months of the year, we reaffirm our core FFO guidance of $1.06 to $1.18 per share for 2011. Thank you again for joining us today, and now we’ll open it up for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Our first question will come from the line of Jamie Feldman, Bank of America. Please go ahead.

Jamie Feldman - BofA Merrill Lynch - Analyst

Thank you. Denny, starting out with your discussion of kind of macro themes and it sounds like in your — the first thing you said on the call was that they are having an impact, but they are offset by others. But then as you spoke more, it sounded like you’re really not seeing an impact. What are you watching to see where you can start to see some pushback, given what we’re seeing in the economy? What are the signs of slowing down that you’re watching for?

Denny Oklak - Duke Realty Corp - Chairman and CEO

Well, Jamie, what we — the main thing we really watch is just our overall leasing activity. We’re pretty much on top of that. We get a weekly report of all the prospects on our major vacancies. We review that monthly with our senior team and more often on an individual market basis. So that’s really what is I think the initial indicator to us whether activity is really slowing down. How does our prospect list look? Are — how are our — is the activity from our in-house leasing folks? And again, so far, I would have to say that it’s held up pretty well. You know, our occupancy continues to tick up a little bit. As I mentioned, we’ve signed a big lease down in Nashville in July.

So right now, we haven’t seen any kind of significant impact in my opinion on a downward trend in leasing from the things that have been going on in the economy over the last 60 days. So I think that’s a good sign. And truthfully, the summer is generally a little bit slower time for us and we probably expect August to be a little bit slow. But so far, so good. The other comment I made just in general is on the development side — it really is, as slow as we’ve seen it continues to be, there’s more discussions going on now, but it’s just really hard to get folks to commit and get signed and get projects started. But I think we’ve got some opportunity to do a few things in the second half of the year.

Jamie Feldman- BofA Merrill Lynch - Analyst

Okay, and then I guess focusing on the medical office business, do you see any kind of fallout from the budget issues in Washington, and just funding to that part of the economy?

Denny Oklak - Duke Realty Corp - Chairman and CEO

No, actually I would say we’re starting to feel more optimistic about that piece of the business on the development side. Some of the larger hospital systems are beginning to free up more funds for new development type projects and I would just call it expansion projects. We’ve seen a couple announced recently with some of our major clients. So I think, again, that business is going to start picking up I think in the second half of the year.

Jamie Feldman - BofA Merrill Lynch - Analyst

Okay, and then finally, can you tell us the yields on the acquisitions you completed during the quarter? Or maybe your projected IRRs?

Denny Oklak - Duke Realty Corp - Chairman and CEO

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Jul 28, 2011 / 07:00PM GMT, DRE - Q2 2011 Duke Realty Corp Earnings Conference Call

Well, I think we disclosed the yields in our supplemental package, and overall, we were at about an average 6.78%, 6.77%, I guess, average yield in the second quarter. And as I mentioned, that included about a third of that, I would say, was from our California acquisition, which was in the low 5% cap rate range.

Jamie Feldman - BofA Merrill Lynch - Analyst

Okay. All right. Thank you.

Denny Oklak - Duke Realty Corp - Chairman and CEO

Thanks, Jamie.

Operator

The next question comes from the line of Ki Bin Kim with Macquarie. Please go ahead.

Ki Bin Kim - Macquarie Research Equities - Analyst

I just want to follow-up on that last statement. Was it — you said you bought a industrial [site] in California for a low of 5% cap rate? When you do — when you buy an asset like that, what kind of growth assumption are you putting in there and are the leases coming due pretty quickly?

Denny Oklak- Duke Realty Corp - Chairman and CEO

That one, as I said, its a single tenant. That’s the only tenant that’s ever been in that building. The building’s I think maybe 8 or 9 years old, maybe a little older than that. And their lease goes for about another 3 years. It had some bumps. And we think today they are in probably 10% or 15% below market rents.

Ki Bin Kim - Macquarie Research Equities - Analyst

Okay, and going back to your tenant retention ratio, it fell off quite a bit. And 2.1 million square feet had vacated, typically where are those tenants going, or are they just kind of closing up shop or downsizing?

Denny Oklak - Duke Realty Corp - Chairman and CEO

Well, first of all, I would say again this goes back to what we said at the beginning of the year, that we had some larger industrial tenants that were leaving during the first half of the year. A lot of those were in the second quarter. And most of those, some of those folks I think left because of consolidation and some relocation. There probably was a little bit of downsizing in that, but mostly, it was either relocation. And just for example, we had a 600,000 square foot tenant down in Atlanta who basically terminated their lease, and because they needed a larger building and they ended up moving into a larger built — basically build-to-suit for them. So we had 600,000 square feet go dark there in May, but we signed a lease in June for 407,000 of the 600,000.

Ki Bin Kim - Macquarie Research Equities - Analyst

Okay, last question, on your development yield page, it looks like the yield in — or your projects that you finished in 2010, the expected yields went down maybe 30 bps, 30 bps or 40 bps. I was wondering if you could provide a little color on that.

Denny Oklak - Duke Realty Corp - Chairman and CEO

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Jul 28, 2011 / 07:00PM GMT, DRE - Q2 2011 Duke Realty Corp Earnings Conference Call

Yes, well, we did — we had kind of not a whole lot go into service in the second quarter. And I think it was really just a couple projects and mostly medical office projects that I think went into service. I don’t think there’s anything specific there, Ki Bin, I think it’s just timing. We’re still, I would say on the new development side in the industrial business, even though we haven’t started one here for a while, I think that the yields are pretty much where we have been saying probably in the 7.75% to 8.5% on industrial build-to-suit type projects. Again, on most of the medical office, we’re in the somewhere between 8% and 9% depending on the size, the location, as well as quality of the hospital system. Again, most of the development we’re doing now is on the medical office side of the business and those projects are really with very highly-rated tenant customers in the hospital. So those yields are probably a little bit lower than we’ve historically seem — it’s because of the tenant mix.

Ki Bin Kim - Macquarie Research Equities - Analyst

Okay, thanks. And in your opening remarks, you mentioned that you think industrial cap rates on the average metro area was about 6% to 6.5%. Can you give 1 for office, where you think those cap rates are?

Denny Oklak - Duke Realty Corp - Chairman and CEO

Well, you know, we haven’t seen a whole lot of office trade to be honest with you, so I would still say in most of our markets, I think there’s probably been some trade in some of the major markets. One where we’ve seen some trades would be in Washington, DC, where we’ve seen some stuff trade actually on the office side in the 6% to 6.5% cap rate range. And we’ve sold some stuff in probably 8% to 8.25% cap rate range, but they have been mostly one-off buildings here. So there just isn’t a whole lot trading there right now.

Ki Bin Kim - Macquarie Research Equities - Analyst

Okay, thank you.

Operator

And our next question comes from the line of Michael Bilerman with Citi. Please go ahead.

Josh Attie - Citigroup - Analyst

Hi, thanks. It’s Josh Attie with Michael. How much of the positive same-store growth that you reported do you think is being driven by the lease-up of some of the developments that were delivered late in the last cycle and had some vacancy, or maybe another way to ask it, you identified $40 million NOI opportunity last year for leasing up those assets. How much of that is still an opportunity versus how much of it has been realized?

Denny Oklak - Duke Realty Corp - Chairman and CEO

Well, let me address the first part and I think Christie can help on the second part. But it’s really not much. Again, when you — when you think about it, Michael, the way we do it is once the project’s either, what we call stabilized, which is over 90% leased, or it’s 1 year, it really goes into that population. So most those projects have been in here for quite a long time now. But that population has really gotten leased up pretty well and so I would say that the growth from there certainly is just a little bit in there from the lease-up of the newer developed properties, but I would say it’s a very, very minor piece of that growth right now.

Christie Kelly - Duke Realty Corp - EVP and CFO

And Josh, just to answer your question, one of the things that we do just as a matter of routine is track the progress on that population of buildings, and specifically, the rent on the leases that have been executed for that population of buildings now is in the tune of $17 million. So we’re making some good progress.

Operator

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Jul 28, 2011 / 07:00PM GMT, DRE - Q2 2011 Duke Realty Corp Earnings Conference Call

And our next question comes from the line of Steven Frankel, Green Street Advisors. Please go ahead.

Steven Frankel - Green Street Advisors - Analyst

A couple questions regarding the asset repositioning strategy. First of all, if the building you guys bought in Lynwood — do you use peg replacement costs and where do you peg land value more specifically for that building?

Denny Oklak - Duke Realty Corp - Chairman and CEO

We think replacement cost — Steve, we didn’t really look at the land value specifically, because as you know, that’s pretty much an infill market there, but we peg replacement costs there right around probably $120 a foot, something like that, because we’ve said it’s infill and it’s in closer to the Port.

Steven Frankel - Green Street Advisors - Analyst

Okay. And you’re starting like you said at a like low 5% type yield. From what you were saying earlier, it sounds like the tenant is a paying below market rent. What do you think the type of IRR you’re going to achieve on that asset and how does that compare with other deals that you think we might see you guys do in Southern California going forward?

Denny Oklak - Duke Realty Corp - Chairman and CEO

Well, we don’t really look at them as much on an IRR basis because then you have to just make all kinds of assumptions about your ultimate time period you’re going to hold and your disposition cap rate. But again, we think that’s a low 5% yield growing up in the high 5%s, low 6%s as the tenant rolls. We have seen some good rental rate increases out there in Southern California. You know, again, what we’ve said about Southern California is that it’s a market we want to be in. We’re going to be part of that market. It’s not going to be a huge number for us as we go forward, but we think it’s great as part of that repositioning strategy as we move through some of the office dispositions to be active in that market and own some assets. And then I think going forward, again, that market has fluctuated a little bit over the last couple of years, but when you look at where the yields have been, I think they have been into that — in that 5% to 6% range for quite a bit of the time over the last 4. 5 years.

Steven Frankel - Green Street Advisors - Analyst

Great, and then just a question on the office disposition, as you guys noted, the environment, I guess the financing environment, it sounds like from your guys’ perception is coming back, which should help with the disposition strategy going forward. But the CMBS market, the secured financing market from life companies and others has bounced back quite a bit year to date. What do you think is going to take for the volume to get there? Just more equity chasing, suburban office versus industrial, or something else?

Denny Oklak - Duke Realty Corp - Chairman and CEO

Yes, I think there’s a couple of things that we’re seeing. I think there’s probably 2 different types of dispositions that we’ll do there. One is smaller one-off single asset or 2 or 3 asset portfolios. And we — we’re seeing quite a fair amount of interest in that on both the equity side — on the debt side right now. The banks are getting back into the lending business on that, so I think — and those probably aren’t going to be part of the CMBS market really, Steve. They will be just bank loans and we’re seeing that activity pick up. And then I think the other area there would be doing some kind of a larger portfolio, maybe even a multi-city portfolio, and that would be contingent I think on some type of larger CMBS financing. And you’ve said, that market has come back. I think there’s recently might have been a couple blips, but I think it’s still in pretty good shape right now and I think there’s equity beginning to look at some of those larger portfolios and I think I’ve mentioned this back in June and we talked to everybody at NAREIT. I think there may be some opportunity for a larger portfolio sale as the market improves.

Steven Frankel - Green Street Advisors - Analyst

Great, thank you.

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Jul 28, 2011 / 07:00PM GMT, DRE - Q2 2011 Duke Realty Corp Earnings Conference Call

Operator

Next question comes from the line of Sloan Bohlen, Goldman Sachs. Please go ahead.

Sloan Bohlen - Goldman Sachs - Analyst

Hello, there. Just had one question for Denny. You had some comments about some pretty good demand for big space within bulk industrial. I wonder if you could maybe reconcile that with the slow activity in the build-to-suit or spec development area. Is it a matter of those bigger tenants being opportunistic in terms of moving around for space? Maybe you could just elaborate on that?

Denny Oklak - Duke Realty Corp - Chairman and CEO

Yes, I think, Sloan, what we’re seeing is that the activity that we’ve seen has been strongest, has been in what I would call the larger spaces, anywhere from 200,000 square feet to 600,000 square feet or 800,000 square feet even. And today, I think some of those larger tenants are taking advantage of the vacancies in the market and the lower rental rates, potentially to do some consolidation today, or even grow. We’ve seen growth in a number of our clients. So I do think that’s a big part of it. Now when you look around now in many markets a lot of that large bulk space that was available and a lot of which was built right at the end of the last cycle has been leased-up. So there’s in a number of markets a lack of that big space. So that’s why I’m saying I think in a couple markets we’ll start to see some spec development. But I also think, which is typical from this point in the cycle coming out of the downturn, you will see some of these distribution companies focus on build-to-suit opportunities, because there isn’t that availability of the larger spaces. And we’re seeing that really again from a discussion point of view, but it’s just hard to get everything done and signed up.

Sloan Bohlen - Goldman Sachs - Analyst

Okay. And is there enough critical mass of that type of demand out there to start pushing rents even for smaller space across your portfolio?

Denny Oklak - Duke Realty Corp - Chairman and CEO

I don’t think so, to be honest with you. I think it’s still going to be a while before we see rents start to push. And that was really the essence of my comment in our remarks. I think what we’ll see today is when a customer does need a build-to-suit, the yields will be reasonably good on those. And by that I mean in the 8% to 8.75% range on a bulk industrial building. But I think what’s — the real decision that’s going to be tough, I think, for developers once they start looking at the spec product today is what are the rental rates that are really out there in the market today? And what kind of yield can they get on those developments, because I think it’s going to be pretty hard right now to pencil out spec development with today’s rental rates in almost any market.

Sloan Bohlen - Goldman Sachs - Analyst

And how far do you think the gap is between those rates needed?

Denny Oklak - Duke Realty Corp - Chairman and CEO

I would say we’re probably 20% off. 15% to 20%.

Sloan Bohlen - Goldman Sachs - Analyst

Oh okay. That’s very helpful. Thank you guys.

Operator

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Jul 28, 2011 / 07:00PM GMT, DRE - Q2 2011 Duke Realty Corp Earnings Conference Call

Our next question comes from the line of Ross Nussbaum at UBS. Please go ahead.

Ross Nussbaum - UBS - Analyst

Hello, everybody. Good afternoon.

Denny Oklak - Duke Realty Corp - Chairman and CEO

Hello, Ross.

Ross Nussbaum - UBS - Analyst

2 questions — first, on the portfolio mix, what is your timeline at this point for getting to your ideal portfolio mix?

Denny Oklak - Duke Realty Corp - Chairman and CEO

Well, the timeline as we’ve laid it out has been through 2013, and I think obviously we’ve made pretty good progress and we’re probably ahead of that pace. But I think it really just depends on the market activity that’s available out there, and where we can be successful mostly on the acquisition and disposition side here. And that’s really been what a lot of our repositioning has been. The medical office, will probably continue to be through mostly through new development opportunities as that pipeline continues to be solid and grow. Right now, I think the industrial increase will be more through the acquisition side and obviously dispositions of some of the suburban office assets. So I think it really just depends on how the market is. As I’ve said, it’s got a little bit tighter on the bulk industrial side, so we’ve done a few deals, but we’ve slowed down some there just because of where pricing is. But again, that ebbs and flows. And then I also think there’s some up — again, more interest and more activity on the suburban office side now than we’ve seen in quite a while. So, we’re still hoping to be able to get to those percentages optimistically before 2013, but again, I think we’re very comfortable in being able to get to those no later than 2013.

Ross Nussbaum - UBS - Analyst

So if I wanted to put dollar terms around it, what from a disposition standpoint over the next 24, 30 months or so would you need to be selling on suburban office to get — to get to these numbers?

Denny Oklak - Duke Realty Corp - Chairman and CEO

We’ve got to do about kind of between $1.1 billion and $1.2 billion of suburban office dispositions and roughly a like amount — maybe a little bit less of industrial acquisitions or development, and then about, about $400 million, $300 million to $500 million, let’s say, of medical office acquisitions or development over that 24-month period.

Ross Nussbaum - UBS - Analyst

Okay. Second topic, your earnings guidance. If I heard correctly, you reiterated your guidance of — was it $1.06 to $1.18?

Denny Oklak - Duke Realty Corp - Chairman and CEO

Yes.

Ross Nussbaum - UBS - Analyst

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Jul 28, 2011 / 07:00PM GMT, DRE - Q2 2011 Duke Realty Corp Earnings Conference Call

Based on the first half run rate, you would be pushing into the upper end of that range. What would take you to the lower end? In other words, what gets that number that you reported this quarter meaningfully lower?

Denny Oklak - Duke Realty Corp - Chairman and CEO

Well, I think if you look at it, what we do is give you guidance at the beginning of the year in a range that we think will be for the year and obviously when you’re giving guidance early in the year, there are a lot of variables. As we mentioned earlier this year with those industrial expirations that we had. And then we just have a tendency really not to change it during the year, at least until later in the year when we feel like we can maybe narrow that guidance and give you a little bit more clues. So we’re comfortable that we’re within the guidance. If you look at the range of estimates that we provide and we provided at the beginning of the year, we are probably trending towards the optimistic range in most of those numbers. But again, with just all the uncertainty out there, we just didn’t really feel like there was a need to change it this quarter at all and we’re very comfortable with where we are.

Ross Nussbaum - UBS - Analyst

Is it fair to say that there’s nothing on the transactional front or the fundamental front that would cause your run rate to be falling 14%? I mean it would have to fall 14% sort of into the back half of the year to get to that lower end — the bottom end of the range. That doesn’t seem like it’s going to happen.

Christie Kelly - Duke Realty Corp - EVP and CFO

I would say that, as Denny mentioned, Ross, that we’re just not in the practice of changing our guidance. I mean, we’ve been following that practice for many years now and we’re going to continue to do that.

Ross Nussbaum - UBS - Analyst

Guess I’m trying to narrow it for you.

Christie Kelly - Duke Realty Corp - EVP and CFO

I understand, and we’ve got — we’ve got strong momentum.

Ross Nussbaum - UBS - Analyst

Thanks a lot.

Operator

The next question comes from the line of Vincent Chao, Deutsche Bank. Please go ahead.

Vincent Chao - Deutsche Bank - Analyst

Hello everyone. Just had a question regarding your comment about the leases rolling now that were in the — signed in the 2006, 2007 period. Can you give a sense of what percentage of leases that were renewed this quarter were from that vintage and what’s left in the overall portfolio?

Denny Oklak - Duke Realty Corp - Chairman and CEO

Yes, sure. I think — I would say probably 80% of those leases that rolled this quarter were in that 2006, 2007 range, particularly on the industrial side and when you look at our overall portfolio, it’s probably, we have a very balanced lease expiration schedule and so we run between 10% and

FINAL TRANSCRIPT
Jul 28, 2011 / 07:00PM GMT, DRE - Q2 2011 Duke Realty Corp Earnings Conference Call

12%, maybe 8% to 12% of leases expiring each year. So if you look back, there’s probably not a whole lot of our portfolio that’s left out there in those years because what matured has rolled and we may have a little bit in the second half of this year and a little headed into next year, but it’s probably less than 15% of our portfolio that were in those years.

Vincent Chao - Deutsche Bank - Analyst

Okay, and I’m just trying to understand, it sounded like you expect leasing to be, or pricing to be challenged through the rest of the year. But if that peak year leases are kind of mostly done at this point, I guess when would you expect that spread to get more positive?

Denny Oklak - Duke Realty Corp - Chairman and CEO

Well, again, I think we’ve said particularly on the industrial side, I think it’s going to be negative the rest of this year. If — there’s really 2 things that have to happen. Again, as you’re intimating here, it depends on when the lease was signed and that’s rolling now. So as you get out into more in ‘08, leases signed in late ‘07, early ‘08, those rental rates were already starting to drop then. And then again going forward, when are rates going to start going up? And again, our sense is they — as the bulk product continues to get — have high occupancy, which when you look through our portfolio and the geographic concentration, almost all of our markets on the industrial side now are above the 90%, with just 2 or 3 out there that aren’t. So we’re in really good shape and I think as that holds for a while, that occupancy holds, we’ll start to see some upward trends on the rent from where we are today. And that’s probably going to happen in 2012.

Vincent Chao - Deutsche Bank - Analyst

Okay, thanks.

Operator

Next question comes from the line of David Rodgers with RBC. Please go ahead.

Mike Carroll - RBC Capital Markets - Analyst

Hi, it’s Mike Carroll here. Could you add a little color around your current land holdings, how many sites could support industrial development and where are those sites concentrated at?

Denny Oklak - Duke Realty Corp - Chairman and CEO

Well, we’ve really got land throughout the system, we’ve got industrial land and basically all of our markets I would say with the exception of South Florida. And obviously have a little bit of office land, but over 70% of the land that we have today available for future development is on the industrial side. So, today on the industrial square footage, we can do over 40 million square feet of new development on the land that we own and a lot of that’s concentrated in some of our major Midwest distribution markets. We’ve got Indianapolis and Columbus and Chicago. So we’ve really got land available all over for industrial development.

Mike Carroll - RBC Capital Markets - Analyst

Okay. And now on the transaction side, do you see any large portfolios on the market that you would be interested in buying, or is it mostly single assets?

Denny Oklak - Duke Realty Corp - Chairman and CEO

No, we’ve seen some larger portfolios be marketed so far this year in the first 6 months, and a couple comments on those. I would say most of those that we saw were of mixed quality on the industrial side and by that, I mean there was some really good assets and good markets and then there was — those were combined with some markets you wouldn’t want to be in and some lower quality assets. So what’s typically happening

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Jul 28, 2011 / 07:00PM GMT, DRE - Q2 2011 Duke Realty Corp Earnings Conference Call

these days is the sellers and the sellers’ brokers will solicit offers on all or any pieces and parts of those larger portfolios. So we have on a few of those larger portfolios made some offers on pieces and parts that we would like that would fit in strategically with us and are the quality of the assets that we want to own. But interestingly enough so far on those portfolios, there’s been at least 1 bidder for the entire portfolio and most of the time obviously the seller would like to sell to a single buyer if possible, just makes the transaction easier. So we have seen some of those transactions trade in whole and we just weren’t interested in the whole package. So we haven’t been successful on those so far.

Mike Carroll - RBC Capital Markets - Analyst

All right, thank you.

Operator

And our next question comes from the line of Brendan Maiorana with Wells Fargo. Please go ahead.

Brendan Maiorana - Wells Fargo Securities - Analyst

Thanks, good afternoon. Hello, guys. So I just wanted to circle back to California and just get a better understanding of what your outlook is for that market over the next several years, given you did the 1 transaction and it’s relatively modest in size. I think it’s a $38 million low 5%s cap rate. You kind of — I think you closed down the office that you had out there a few years ago, took a charge, but now you’re back in that market. What do you think is the market opportunity? What do you think you can invest in there over the next few years and then what are kind of the returns that you expect to get?

Denny Oklak - Duke Realty Corp - Chairman and CEO

Yes. Well, first of all, you’re right. That’s the first asset that we really acquired. We do have 1 land development site in Chino that we’ve owned for several years and can do about 400,000 square feet on it at the appropriate time. And we have made a lot of offers I would say over the last 12 to 18 months out in Southern California and been close on acquiring some other assets, but that’s — this was our first successful bid. You know, again, it’s just key distribution market for the country and it’s a place that Duke Realty as one of the larger distribution companies in the country should be, we believe. And I think — but that doesn’t mean it’s going to be 20% of our portfolio or anything like that. It’s not going to be.

We’ve said kind of in the $200 million to $300 million range in total over time. I think cap rates are probably bottomed out a little bit. They may come back a little bit as there’s a little less money chasing stuff out there. But again, if you look back historically at the cap rates in Southern California, they fluctuate a little bit, but they don’t fluctuate too far off of where they are today. And it’s really all a matter of how people are perceiving where the rents are. I mean, if the rents are — if people are perceiving the rents are going to be growing then the cap rates go down. If they think rents are sort of topped out then cap rates go back up, which is very logical how that works. And so we’ve seen that again through this cycle. But we’re going to keep looking at opportunities out there and again, I think it’s maybe 3% to 5% of our overall portfolio or something like that ultimately.

Brendan Maiorana - Wells Fargo Securities - Analyst

I mean, it’s understandable that I guess you want to be in that market, given the importance to the overall distribution market nationally, but you did $200 million to $300 million on a $7 billion portfolio doesn’t really do that much. So, is it worth it, kind of paying a 5% cap and for pricing that tends to be pretty strong out there all the time relative to the other markets where you have more scale and returns seem to be a little bit higher?

Denny Oklak - Duke Realty Corp - Chairman and CEO

Well, it is worth it for us because what having a presence there does is it drives more business your way. When we’re working with our major customers and they have an opportunity in Southern California, you want them to be thinking about you, particularly on the development side. And they are not really going to think about you unless you have some kind of a presence there. So I think long-term, it’s very important for us to be there.

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Jul 28, 2011 / 07:00PM GMT, DRE - Q2 2011 Duke Realty Corp Earnings Conference Call

Brendan Maiorana - Wells Fargo Securities - Analyst

Okay. Fair enough. And then I just had a couple more specific questions probably for Christie. Christie, the dispositions that you provide, the disposition cap rates that you provide I think are stabilized. Without giving kind of specific going out cap rates, are the actual NOI loss that you’re getting or the yield going out the door, is that higher or lower than the stabilized cap rate that you’re reporting?

Christie Kelly - Duke Realty Corp - EVP and CFO

It’s lower, Brendan.

Brendan Maiorana - Wells Fargo Securities - Analyst

Okay, so the, you’re effectively marking the occupancy up to a stabilized number and these assets might have occupancy lower?

Christie Kelly - Duke Realty Corp - EVP and CFO

That’s correct.

Brendan Maiorana - Wells Fargo Securities - Analyst

Okay, that’s helpful. And then in terms of the contractor fee line item, which I think on a — the contractor fees you guys mentioned are typically $15 million to $25 million sort of on a normalized run rate. But I think also in that line item now you’re including fees that you get for managing the CBRT venture and some of the other joint ventures. Do you have — can you give us a sense of what the other fees other than kind of the contractor revenue, and the stuff that BRAC and Baylor that’s going to roll off, what those other fees are contributing today?

Christie Kelly - Duke Realty Corp - EVP and CFO

Those other — the other fees, Brendan, are a smaller portion. But as a result of CBRT, it’s probably in the order of magnitude of 15%.

Brendan Maiorana - Wells Fargo Securities - Analyst

Okay, 15%. I think that does it. All right. Thank you.

Christie Kelly - Duke Realty Corp - EVP and CFO

Thanks.

Denny Oklak - Duke Realty Corp - Chairman and CEO

Thanks, Brendan.

Operator

(Operator Instructions)

And allowing a few moments for people to queue up, I have no further questions in queue.

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Jul 28, 2011 / 07:00PM GMT, DRE - Q2 2011 Duke Realty Corp Earnings Conference Call

Denny Oklak - Duke Realty Corp - Chairman and CEO

Okay, thank you.

Christie Kelly - Duke Realty Corp - EVP and CFO

Thanks, everybody.

Operator

And it appears that we do not have any questions. Does that conclude your conference? Okay, ladies and gentlemen, that does conclude our conference for today. We want to thank you for your participation and for using AT&T Executive Teleconference. You may now disconnect.

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